EXHIBIT 99.1

Sizeler Property Investors, Inc.

News Release

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For additional information contact:

Thomas A. Masilla, Jr., Vice Chairman and President

504/471-6200

www.sizeler.net

SIZELER PROPERTY INVESTORS, INC. REPORTS SECOND

QUARTER 2003 OPERATING RESULTS

NEW ORLEANS, LOUISIANA—August 8, 2003—Sizeler Property Investors, Inc. (NYSE:SIZ) today announced its operating results for the three-month and six-month periods ended June 30, 2003.

For the three months ended June 30, 2003, basic funds from operations available to common shareholders totaled $2.9 million, compared to $3.2 million earned for the same period in the prior year. On a per share basis, basic funds from operations available to common shareholders was $0.22 on weighted average shares outstanding of 13,085,000 for the second quarter ended June 30, 2003, compared to $0.25 on weighted average shares outstanding of 12,990,000 for the same period in 2002.

Operating revenues totaled $12.8 million for the three months ended June 30, 2003, compared to $13.1 million earned a year ago. Operating costs were $5.1 million in 2003, compared to $4.8 million in 2002. Net operating income totaled $7.7 million for the quarter ended 2003, compared to $8.3 million in 2002. Interest expense for the second quarter of 2003 decreased approximately $573,000, from the prior year’s second quarter, while general and administrative costs increased approximately $126,000 due primarily to increased payroll costs.

For the three months ended June 30, 2003, net income available to common shareholders was $94,000 or $0.01 per share, compared to $264,000 or $0.02 per share, earned for the same period a year ago.

For the six months ended June 30, 2003, basic funds from operations available to common shareholders totaled $5.7 million, compared to $7.1 million earned for the same period a year ago. On a per share basis, basic funds from operations available to common shareholders was $0.43 on weighted average shares outstanding of 13,084,000 for the six months of 2003, compared to $0.56 on weighted average shares outstanding of 12,615,000 for the same period in 2002.

Operating revenues totaled $25.9 million for the six months ended June 30, 2003, compared to $26.3 million earned a year ago. Operating costs were $10.1 million in 2003, compared to $9.2 million in 2002. The increase in operating costs was due primarily to increased insurance costs, real estate taxes, apartment related repairs and maintenance and various other operating costs. Net operating income totaled $15.8 million for the six months ended 2003, compared to $17.1 million in 2002. Interest expense for the first six months of

2542 Williams Boulevard • Kenner, Louisiana 70062 • 504/471-6200

Sizeler Property Investors, Inc.

August 8, 2003

2003 decreased approximately $748,000, compared to the prior year’s period, while general and administrative costs increased approximately $528,000 due primarily to increased payroll costs, legal and consulting fees.

For the six months ended June 30, 2003, net income available to common shareholders was $186,000, compared to $1.5 million earned for the same period a year ago. On a per share basis, net income available to common shareholders was $0.01 for the six months of 2003, compared to $0.12 for the same period in 2002.

Retail Portfolio

For the three-month and six-month periods ended June 30, 2003, the Company’s retail properties accounted for approximately 55% and 56% of revenues, respectively. Retail revenue for the three- and six-month periods ended June 30, 2003 totaled $7.1 million and $14.5 million, compared to $7.0 million and $14.2 million in the prior year’s periods. The retail portfolio was 90% leased at June 30, 2003.

The Company’s retail portfolio consists of sixteen properties containing approximately 2.7 million s.f. of gross leasable area and is composed of three enclosed regional shopping malls, three power shopping centers and ten community shopping centers, located in Florida and Louisiana.

Apartment Portfolio

For the three-month and six-month periods ended June 30, 2003, the Company’s apartment properties accounted for approximately 45% and 44% of revenues, respectively. Apartment revenues for the three- and six-month periods ended June 30, 2003 totaled $5.7 million and $11.5 million, compared to $6.1 million and $12.1 million in the prior year’s periods. Apartment properties were 91% leased at June 30, 2003.

The apartment portfolio consists of sixteen properties—fourteen existing properties containing approximately 3,400 units, located in Florida, Alabama and Louisiana and two under construction in Florida and Louisiana which will contain in total 350 new units.

New Development and Acquisitions

Construction is continuing on the Company’s two new apartment communities: the second phase of its Governors Gate Apartment community located in Pensacola, Florida and Greenbrier Estates, which is located in proximity to the Company’s North Shore Square Mall, located in Slidell, Louisiana. These two developments are expected to contribute to the Company’s earnings later in 2003.

During the second quarter of 2003, the Company added approximately 41,000 s.f. of additional retail space, by expanding its Rainbow Square Shopping Center in Dunnellon, Florida. In addition, subsequent to quarter end, the Company announced the acquisition of the Florida Shores Plaza Shopping Center located in Edgewater, Florida. This center is 100% leased and the acquisition added 79,605 s.f. to the Company’s portfolio of gross retail leasable area.

Company Profile

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT), which invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty-two properties—sixteen in Louisiana, twelve in Florida and four in Alabama.

Sizeler Property Investors, Inc.

August 8, 2003

Funds From Operations Definition: Real estate industry analysts and the Company utilize the concept of funds from operations (FFO) as an important analytical measure of a Real Estate Investment Trust’s financial performance. The Company considers FFO in evaluating its operating results, and its dividend policy is also based, in part, on the concept of FFO.

FFO is defined by the Company as net income, excluding gains or losses from sales of property and those items defined as extraordinary under accounting principles generally accepted in the United States of America (GAAP), certain non-recurring charges, plus depreciation on real estate assets and after adjustments for unconsolidated partnerships. FFO does not represent cash flows from operations as defined by GAAP, nor is it indicative that cash flows are adequate to fund all cash needs, including distributions to shareholders. FFO should not be considered as an alternative to net income as defined by GAAP or to cash flows as a measure of liquidity.

FFO available to common shareholders is calculated as described above, and after deducting the Company’s quarterly preferred dividend. A reconciliation of net income to basic and diluted FFO available to common stock shareholders is presented below:

	Quarter Ended June 30
	2003		2002
	Dollars	Shares	Dollars	Shares
Net income	$299	13,085	$401	12,990
Additions:
Depreciation	2,925		2,981
Partnership depreciation	8		9
Deductions:
Minority depreciation	14		12
Preferred dividends	205		—
Amortization costs	156		150

Funds from operations—available to common shareholders	$2,857	13,085	$3,229	12,990
Interest on convertible debentures	1,274		1,503
Amortization of debenture issuance costs	64		64

Funds from operations—available to common shareholders—diluted	$4,195	18,230	$4,796	18,973

	Six Months Ended June 30
	2003		2002
	Dollars	Shares	Dollars	Shares
Net income	$596	13,084	$1,592	12,615
Additions:
Depreciation	5,810		5,804
Partnership depreciation	16		19
Deductions:
Minority depreciation	29		27
Preferred dividends	410		—
Amortization costs	311		299

Funds from operations—available to common shareholders	$5,672	13,084	$7,089	12,615
Interest on convertible debentures	2,547		2,741
Amortization of debenture issuance costs	129		125

Funds from operations—available to common shareholders—diluted	$8,348	18,230	$9,955	18,028

Sizeler Property Investors, Inc.

August 8, 2003

Net Operating Income Definition: Net Operating Income (NOI) is another measurement of financial performance utilized by the Company, and is based on the operating revenues and operating expenses directly associated with the operations of the real estate properties (excluding corporate general and administrative expenses, depreciation and amortization and interest expense).

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Forward-Looking Statements

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company’s securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company’s properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company’s properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; as well as (n) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

- Continued -

Sizeler Property Investors, Inc.

August 8, 2003

SELECTED FINANCIAL DATA

(unaudited)

	Quarter Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Funds from operations available to common shareholders	$2,857,000	$3,229,000	$5,672,000	$7,089,000
Diluted funds from operations available to common shareholders[1]	$4,195,000	$4,796,000	$8,348,000	$9,955,000
Net income	$299,000	$401,000	$596,000	$1,592,000
Net income allocation
Allocable to preferred shareholders	$205,000	$137,000	$410,000	$137,000
Allocable to common shareholders	$94,000	$264,000	$186,000	$1,455,000

Net income	$299,000	$401,000	$596,000	$1,592,000

Per share:
Basic funds from operations available to common shareholders	$0.22	$0.25	$0.43	$0.56
Diluted funds from operations available to common shareholders[1]	$0.23	$0.25	$0.46	$0.55
Net income available to common shareholders	$0.01	$0.02	$0.01	$0.12
Weighted average shares outstanding	13,085,000	12,990,000	13,084,000	12,615,000
Operating revenue	$12,752,000	$13,137,000	$25,923,000	$26,267,000
Net operating income	$7,715,000	$8,320,000	$15,845,000	$17,055,000
Interest expense	$2,970,000	$3,543,000	$6,101,000	$6,849,000
Depreciation and amortization	$2,925,000	$2,981,000	$5,810,000	$5,804,000
Dividends paid	$3,215,000	$3,019,000	$6,427,000	$5,820,000

	June 30
	2003	2002
Real estate investments at cost	$384,005,000	$353,956,000
Total assets	$299,793,000	$280,238,000
Notes payable to banks	$27,615,000	$200,000
Convertible subordinated debentures	$56,599,000	$56,599,000
Total liabilities	$203,192,000	$172,366,000
Shareholders’ equity	$96,601,000	$107,872,000

1 A hypothetical calculation of diluted FFO has been made reflecting the potential dilution that could occur if the Company’s convertible subordinated debentures, maturing in 2009, were to convert into common stock and then participate in the earnings of the Company. The conversion price for the Company’s convertible subordinated debentures is $11.00 per share, which is above the current market price. The hypothetical calculations for the quarter and six months ended June 30, 2003 are antidilutive.

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